Exhibit 99.1

POSITIVEID SHAREHOLDER UPDATE CALL

January 28, 2015

Operator:	Good day, ladies and gentlemen, and welcome to the PositiveID shareholder call. At this time all participants are in a listen only mode.

Later we will have a question and answer session and instructions will follow at that time. If anyone should require assistance during the conference that’s star and then zero to reach an operator. As a reminder this conference call is being recorded.

I’d now like to turn the call over to Allison Tomek, Senior Vice President of Corporate Development. Please go ahead.

Allison Tomek:	Thank you, Nicholas, and welcome everyone. Before we begin today’s call I must remind you that some of the information we will discuss on this call is forward looking, including but not limited to statements about the Company’s future expectations including future revenues and earnings.

These forward looking statements may be affected by the risks and uncertainties in our business. Everything we say here today is qualified in its entirety by cautionary statements and risk factors set forth in our press releases and SEC filings, particularly those set forth in the Company’s 10-K filed on April 11, 2014 and 10-Qs filed on November 17, 2014, August 14, 2014 and May 20, 2014 under the caption “Risk Factors.” These documents are publically available.

These factors and others have affected historical results, may affect future results and may cause future results to differ materially from those expressed in any forward-looking statement we may make. Our statements are as of today, January 28, 2015, and we have no obligation to update any forward looking statement we may make.

Joining me on today’s call is Bill Caragol, PositiveID’s Chairman and CEO, and Lyle Probst, PositiveID’s President. I will now turn the call over to Bill.

Bill Caragol:	Thank you, Allison, and I would like to welcome everybody on behalf of the management and the Board of Directors. I would like to tell you that we are very pleased with what we’ve accomplished over the course of the past couple of years and the successful year that we had in 2014. And having kicked off our strategic plan for 2015 which we’re equally excited about we thought this would be a great time to share it with our shareholders and potential interested shareholders.

For those that are new to PositiveID I’d like to give a little background on our Company and our products. During this discussion I’ll be referring to the PowerPoint presentation that is on the Webcast. We launched our strategy four years ago, focused on molecular diagnostics and detection beginning with our M-BAND product.

If you look on page three of our PowerPoint you’ll see a picture on the left hand side of our M-BAND system. Our M-BAND product is a fully automated bioaerosol detection system. It was developed under contract with the Department of Homeland Security for which we were paid $30 million.

It was designed to replace a manual system currently in place around the country. The original system was rolled out in reaction to the threat of Anthrax and other bio-agents being used as weapons of mass destruction.

The system that was rolled out by Department of Homeland Security over 10 years ago, as I said, is manual. It requires human intervention and remote lab testing on a daily basis in a process that has been estimated to produce results in 24 to 48 hours.

Our fully automated M-BAND system, or “lab in a box,” takes air samples continuously, processes those samples and performs PCR, or polymerase chain reaction testing, in which the sample’s genetic material can be amplified, measured and accurately identified to provide results in three to six hours. Based on the government studies performed, early detection and reaction to a bioaerosol weapon can save lives and massively reduce casualties.

The plan behind our Firefly Dx product, which is pictured on the right side of that same page three in our overview on the PowerPoint, began with our evaluation of the know how we gained developing M-BAND. We observed a significant need to be able to bring real time PCR testing out of the lab and to the point of care or point of need in a hand held device.

Instead of measuring time to results in hours and days it will be measured in minutes – as in under 20 minutes – with lab level accuracy at a fraction of the cost and at a fraction of the size. Further in evaluating the market opportunity, the current worldwide PCR market has been estimated to be a $27 billion a year market, which is today substantially all lab-based PCR.

We have a strong intellectual property portfolio protecting both of our products with 20 patents and patents pending and we also expect this portfolio to expand during 2015. Before we discuss our outlook for 2015 it is important to review our recent accomplishments to give context to the opportunities we intend to pursue with our large government and commercial partners. And again going back I’ll start with M-BAND and I’ll also move to page four of our presentation.

To position PositiveID and M-BAND for success with large system procurements like the Department of Homeland Security and the Department of Defense, we entered into a license and teaming agreement with the Boeing Company, under which Boeing paid us $2.5 million and was granted the exclusive right to distribute and manufacture M-BAND units in North America.

This was a very important agreement for us as we partnered with an extremely strong company to ensure that we could capture and deliver our products and technology to large customers like Department of Homeland Security and Department of Defense. Under our agreements PositiveID became the exclusive provider of reagents and assays for those systems to Boeing.

So from a business model standpoint this positions Boeing to deliver the razor and PositiveID to deliver the razor blade on a monthly basis in any system installation. Moving ahead to the first quarter of 2014 we entered into an agreement with United Technologies Aerospace to support a contract for the U.S. Department of Defense for the Joint United States Forces Korea Portal and Integrated Threat Recognition, which is a mouthful but is better known as the JUPITR program.

In 2014 we shipped a total of four M-BAND systems to the Korean peninsula and Aberdeen Proving Grounds for continued testing as part of the JUPITR program. This contract has a total value to PositiveID of $1 million with the evaluation process continuing into early 2015.

Additionally, in April of last year we announced that another teaming partner was awarded a prime contract by the U.S. Defense Threat Reduction Agency, or DTRA, to conduct research and development to combat weapons of mass destruction. This multiple award, indefinite delivery indefinite quantity contract has a total value of approximately $4 billion for all awardees if all options are exercised, and both our Firefly system and M-BAND are part of that teaming agreement.

Most recently in December 2014 the Department of Homeland Security released a request for information related to automated detection systems for BioWatch. This is an exciting development because we are hopeful that this signals the beginning of the procurement process for the next generation or replacement of the current manual BioWatch systems for which there are over 2,500 units in the field.

As we see increased interest from the federal government, specifically DOD and DHS, in bio-detection technologies we are preparing additional M-BAND systems for deployment to monitor air samples for potential bio-threats. With our teaming and licensing agreements currently in place we believe we are well positioned for the next steps in the rollout of M-BAND in 2015 and 2016.

So moving on to Firefly, or I should say first moving on to page five in our presentation, and Firefly our handheld, point of need, real time PCR system. We took a crucial step in 2014 when we engaged specialized engineering firm Infinite Vision to jumpstart this important development process.

And as a result we are currently in benchtop prototype development. Recently we announced the completion of the design and our progress in the build and assembly of the device.

In May 2014 we announced that we had signed a Space Act agreement with NASA’s AMES Research Center. Under this Space Act agreement NASA will assess our Firefly technology for potential ground and space applications, while we assess the Firefly technology to improve the development of its hardware for extreme environments such as DOD field applications.

Later in 2014 we announced our award under the SenseNet program from the U.S. Department of the Interior on behalf of DHS with our partner ENSCO. And we also announced a cooperative research and development agreement with U.S. Special Operations Command, also known as SOCOM, to further develop Firefly for use across the SOCOM mission space.

We are very proud of these partnerships and believe they will be key to the further development and subsequent field testing of Firefly. In order to reach that critical milestone we continue to pursue several U.S. government agency contracts for Firefly. We are seeking these development contracts to derisk and to co-fund the final stages of Firefly development in a model similar to the one we used to complete M-BAND.

We anticipate completing the second phase of the Firefly benchtop prototype by mid-2015, which will enable us to demonstrate the technology and to run data for potential partners, an important step in the development of the final field testable prototype in 2016, followed by commercialization.

I’d like to move now to page six, and speak to you about our financing. In late 2014 we announced a $4 million financing with an institutional investor which is essential to our efforts to continue the development of Firefly and ultimately to be able to bring this product to market.

It was a major step for the Company. We are now no longer pursing funding on a month to month basis but have committed financing with a strong financing partner that gives management and the Board more time for strategic initiatives and focusing on the growth of our business. All of these accomplishments are important in and of themselves and our team is very proud of what we achieved.

What these accomplishments set us up for is success in 2015 and 2016 and as we look forward to the rest of 2015 the management team is focused on building on our successes with both M-BAND and Firefly. So, I’d like to move on to page seven and talk a little bit about 2015 and moving forward.

As it relates to M-BAND during 2015 we intend to continue the testing and evaluation of M-BAND under the JUPITR DOD program and to begin a similar process on the DHS side. The testing and evaluations of the systems is the key next step and the last significant step prior to procurement.

We are excited about these programs continuing through 2015 to position us for system sales and installations. We have previously discussed the size of the initial system opportunity and to kind of break it down and give you some granularity around it, if 2,500 M-BANDs were installed we would be in a position where we could realize revenue – annual revenue streams of between $90 million to $120 million, which would come at what we estimate to be roughly 15 percent net margins.

Next as it relates to Firefly during 2015, first we intend to complete the benchtop prototype and begin running assays on the bench. These data sets generated from our assays as well as those of our partners will be a key fundamental step in our process to field deployable prototypes and commercial units.

Further we are bullish about our current pipeline of development contracts. Such a contract could give us access to capital and customer expertise, again similar to the model we followed with M-BAND, that would be key to expediting the process to have prototypes in the field as early as possible in 2016, leading to commercial sales in 2017. We’ll also continue to work with ENSCO on the DHS SenseNet program.

I ask you to remember as I stated earlier that the lab-based worldwide PCR market is a $27 billion a year market. While we don’t expect that a point of care or point of need device will replace all of the lab-based business, we do believe that a significant portion of the market would be better served by lab quality remotely performed tests, which could be run in under 20 minutes at a fraction of the cost.

Finally, as it relates to revenue for 2015, if you take a step back, during last year we put out a revenue projection for the combined 2014 and 2015 period of between $4 million to $10 million. We will be reporting our 2014 results when we file our 10-K but you can look at our second and third quarter 10-Qs where we posted $745,000 of revenue for that six month period.

Based on where we are today with backlog revenue and a significant revenue pipeline, we maintain our comfort level with the range we put out last year. To put a little further granularity on it now that we’re in January 2015, during 2015 we project to recognize revenue of between $3 million and $6 million, which is a significant increase after recognizing our first revenue in the second quarter of last year.

The difference between the high and low in this range is driven by the timing of closing deals in our pipeline. As we progress through that pipeline we’ll update our analysis and discussion with shareholders and investors.

So in summary what PositiveID has is a world class team. We have two exciting products, one with a large government system opportunity and one focused on a large commercial medical market. We have a strong and growing portfolio of intellectual property. We have leading world class commercial and governmental partners and we believe that we have significant opportunities for shareholder value growth.

Just to peel that back a little bit as an example of shareholder growth opportunity I would point you to a report, a whitepaper that we have on our Web site and specifically page 27 that has comps, or comparables, on it. There’ll you’ll see some reference – or you’ll see references to some private transactions over the last couple of years that are relevant to all of our analyses of the potential value of PositiveID.

We believe that we are well positioned to make 2015 as productive if not more so than the past year with backlog revenue double that which has been recognized to date and a significant revenue pipeline for 2015 and 2016. We want to thank you for taking the time to listen and hope you share our excitement.

While we’ve had our share of challenges, this team is dedicated to our long term success and delivering stockholder value. We want to thank you for your continued support and Allison, Lyle and I are all here if you have any questions that you would like to pose. And with that I will turn it back over to the operator to direct us how to do Q&A.

Operator:	Certainly, ladies and gentlemen, if you have a question over the phone at this time you may press star and then one on your touch-tone telephone. If your question has been answered or you would like to remove yourself from the queue please press the pound key. Once again to ask a question that’s star and then the number one. And our first question comes from the line of Howard Halpern with Taglich Brothers. Your line is now open, please, proceed with your question.

Howard Halpern:	Good morning, guys.

Bill Caragol:	Hi, Howard, how are you?

Howard Halpern:	OK, first question I guess sort of intertwines maybe future shipment of M-BAND and your guidance. You know could you give some sort of an estimate on how many M-BANDs will be in the field at the low end or at the high end of your 2015 estimate?

Bill Caragol:	Howard, let me take a step back and make sure that I’m clear on a point that’s very important. Over the course of 2015 whether it be in our current and active contracting program, JUPITR, with the Department of Defense or with what develops in the process with Department of Homeland Security we expect to be with one or both of those customers in what we would call a testing and evaluation phase.

That means that as of today we can start by saying we have four units out in the field with customers, in this case, all Defense Department under the JUPITR program. Then estimating what could happen or increase under the Defense Department and/or Department of Homeland Security our expectation would not be that there would be more than roughly a dozen units in the field or somewhere between six and 12 units out in the field being evaluated during 2015, during this year.

It’s important when you look at the revenue that we generate and will be generated in 2015 from any of such programs it’s typically not based on the delivery of the units but this service is provided around delivery of the units during the testing and evaluation phase, which is fundamentally different then what happens when we begin a commercial ramp.

We move out of testing and evaluation phase and then there begins to be take and build up to commercial sales, systems being installed for full operational purposes where we then begin to enjoy the revenue streams from the monthly consumable model.

Operator:	Thank you. Once again, ladies and gentlemen, to ask a phone question you may press star and then one now. Our next question comes from the line of (Tom Hanson), a private investor. Please proceed with your question.

(Tom Hanson):	Yes, hi, I just have like three or four simple points. I hope you can hear me. Number one, could you kind of expand on your $4 million investor or institutional investor or line of credit? Two, can you kind of expand on your pipeline of deals in the works? .

Three, could you talk a little bit about your relationship with VTEQ? And then four, it seems like your overall attitude has dramatically turned around, like a 180, very upbeat. So, if you could kind of, in simple terms, talk about that that would be great. Thank you.

Bill Caragol:	Sure and thank you, (Tom), and we heard you fine and those are all excellent questions. So, let me go down your list and knock them down. First, as it relates to our $4 million financing, which was closed in November of last year, the way that is structured is as a series of – it’s a convertible debenture structure.

It is structured with half million dollar, $500,000 tranches over a series of eight consecutive months; so November, December, January and so on for eight months we’re funded $4 million base – and we have you know for information of people who want to dive in deep top the details behind it we put an 8-K both with a complete description as well as the actual documents out with the SEC.

But the way it works is it’s priced each consecutive tranche or each monthly tranche is priced at a five percent discount with a fixed price to the current volume weighted average, the trading price, it has a four percent OID and a 12 percent coupon. And then it has a lot of typical protections that these type of financings do.

But most importantly what it does from a standpoint of our ability to run, to manage the Company and most importantly to continue our process to deliver Firefly, as opposed to dedicating a very significant portion of management time on a monthly basis to finding you know 50 here or 100 here or 150 here to fill our operating needs to continue the Firefly process, we have a committed partner, a strong partner with a strong balance sheet, who is standing with us because they believe that we have the ability to deliver on that. Well I guess I shouldn’t quite – I shouldn’t go so far as to put words in their mouth but I would suggest that from our side having a committed partner to fund what is necessary in order to get that Firefly through bench-top prototype was extremely important to us.

As it relates to pipeline what I would tell you (Tom) is we will continue to give more – or we will commit to continue giving updates on our pipeline. I would caution that the danger in pipeline when substantially all of our pipeline opportunities, the handful of opportunities that have been qualified and that we’re working on for potential development relationships, are fundamentally with government partners, government entities that what is always most difficult to predict and having worked for over 20 years in Washington markets is timing. So because of that a) we should all recognize the risk of that timing and we’ll also be very cautious not to come out and try and start splitting the atom and trying to predict months and quarters when that revenue will fall. But what I hope I did was be able to give you a macro view of how we’re looking at the fundamental events that we’re working towards that will – that will drive shareholder value and allow us to begin to unlock some of that value.

Your third question related to VTEQ, for our – that’s a ticker symbol, it’s a Company called VeriTeQ Corporation. When we began PositiveID initially four or five years ago, one of the assets that PositiveID had in its portfolio came from a predecessor company by the name of VeriChip. It was an implantable microchip that had been – that has been FDA cleared. We sold that asset to the former chairman of VeriChip back in I don’t have the file in front of me but it was roughly in the 2012 period of time. VeriTeQ went through a number of corporate transactions and ended up merging with another company and becoming a public company.

As part of all their transactions, we ended up selling our equity position in VeriTeQ at the end of 2013 for which we realized $750,000 of cash. What we ended up and where we are today is we will still have a convertible note or actually now two convertible notes of a total principle value owed to us of roughly $275,000 that we hope to realize in the future as well as a warrant position that brings our total economic position in VeriTeQ, if realized, to over a million dollars.

VeriTeQ is a microcap company with microcap company risks similar to many of the risks that we’ve faced over the past few years. So from an accounting standpoint if you looked on our books you’ll see all of that disclosed but you won’t see it recognized on the balance sheet. Like the $750,000 that we realized on the sale of the initial equity will recognize that when the cash is received.

And finally, your fourth question was on I think you called it turnaround or change in attitude. What I would say is for anybody who’s heard me, heard Lyle, or heard Allison talk about PositiveID, its products and its opportunities; I hope I remain as bullish today as I was two years ago. But to a great degree as a result of the accomplishments we made in 2014 as well as the outlook for 2015, I think we’re in a better position to stand behind or stand in front of those results and say, you know, those of you who are watching you know look, we are committed, we will – nobody’s giving up here, we’re going to fight through some of the tough times we had to go through over the past two years because the opportunities that we have are very real and very large and our technology and products are very exciting.

So thank you, Tom, for those questions.

Operator:	Our next question comes from the line of (John Ness), private investor. Your line is now open, please proceed with your question.

(John Ness):	Yes I’d like to ask you some years ago you signed a contract for development of a test strip for diabetes. You know I was wondering if anything at all is going on. And also was looking through the government’s Web site and it looked like the request for information on BioWatch was going to be – the deadline was January – it was initially the 23rd January now it’s been well it looked like it was moved to the 30th. So have you completed all those filings and am I understanding that right?

Bill Caragol:	Yes, you are understanding that right; let me go in reverse order on your two questions. As it relates to the RFI we will be responding and participating alongside our partner and again we’re very excited about seeing that process which is a process and it’s a government process but seeing it start and knowing that it’s starting here imminently this month.

Your first question was about a diabetes management product which much like the previous question of (Tom’s) on VTEQ was a technology and an asset associated with a diabetes management product that we were developing four or so years ago. We did – the result was a product called iGlucose, a wireless diabetes management system. We exclusively licensed that product about two years ago to a company called Smart Glucose Meter who was undertaking a business plan to a) finish the development on top of the FDA clearance, and to bring that product to market.

We – I’ve met with the management of that company as recently as, it was about four or five weeks ago, and they, without diving into their business plan or saying anything they wouldn’t want to, they’re getting close to commercial launch and if they are successful we have a royalty opportunity that could yield to us up to $2 million on their success. So what I would report is that they’re making good progress, they’re getting close and ultimately we’ll be a big fan for their – for their success so that we can hopefully realize a nice return on that asset.

Operator:	You have a follow-up question from the line of Howard Halpern. Your line’s now open. Please proceed with your follow-up.

Howard Halpern:	I’ve got – I guess two questions, one is in regard to ahead of you know you’ve seen a change in attitude I guess with the new congress coming in and how DHS is going to be you know looked at and viewed at by congressmen you know the whole overall new management that’s in DHS. And my second question is in regards to I guess the Firefly product and how the technology is working for that to basically miniaturize and create the lab in the box. If you could just you know talk about that a little.

Bill Caragol:	All right let me – let me do this Howard, let me take the first question and then I’m going to ask Lyle to answer the question on the Firefly technology and how it works.

Howard Halpern:	OK.

Bill Caragol:	So as it relates to the new congress, I think with the launching of a new political season I think we’ve all been able to watch the tos and fros going on as it relates to congress. So I would say that that doesn’t specifically positively or negatively impact what’s going on with our customers. That said, as it relates to the new management team and the evolving discussions with Department of Homeland Security, I would say overall, and as you look at how things have progressed over the course of the past six, nine plus months, we’ve been very encouraged with what we see coming out as far as albeit – here’s the downside, we’ve got a great management team over there who’s doing we think great work in positioning the department for the threats and risks that face our country. And coming out of that we’re going to begin to see the programs that will address those risks.

But as a result of having good management, they work very methodically and very thoroughly to get to that point. So being a – an inpatient entrepreneur we always say you know please move faster, move faster. But what we as a Company and what we all as tax payers should have confidence in is that what we see coming out is very well thought out, very well planned and when it moves it’s really going to move. So we’re very encouraged by what we see.

With that, why don’t I turn it over to you Lyle?

Lyle:	Great, thank you Bill. Yes if I understood the question right it was concerning the Firefly and how it works and I believe how that came out of M-BAND. And the history that we have on the system is we did develop the M-BAND over a six year period with Department of Homeland Security and during that process we came up with several ways to do the PCR process, the sample purification process more effectively both in terms of time and in cost. And what we’ve done since developing our system is we’ve moved it forward into making it smaller, faster, more cost effective.

And so what the Firefly is it’s a handheld device and it’s a two part device. The handheld base and there is a cartridge that goes into it. The cartridge really is the smart part of the device where it contains all the tests for the assays for what is being tested for. Whether it be a bio-threat agent of concern to Department of Homeland Security or if it’s used for something such as an influenza outbreak, or an Ebola outbreak or something of that nature. What it does is to be able – to be able to take it out into the field at the point where the samples are taken and not have to take samples, take them back to the laboratory and go through the lengthy process of obtaining a result, which is not only time consuming but it’s very expensive.

What our system does is pushes it out farther into the field where there aren’t laboratories, there aren’t trained personnel and you can take a sample, process it and identify it within let’s say 20 minutes if the individual who’s being tested or the environmental – or the environment that’s being tested is contaminated or infected. The process starts by somebody taking the sample, injecting it into the cartridge, once it’s in the cartridge the cartridge is placed into the Firefly, there’s a single button for operation (manually) to push and the whole process is run automatically. It goes through a purification process which isolates the DNA from the organism and removes any inhibitors that might be in the sample. And then it goes through the PCR process which makes the properties of that DNA to bring it up to a level that’s detectable and then takes a very specific positive or negative call of detection.

So hopefully that answers your question.

Operator:	And our next (Inaudible). Thank you our next question comes from the line of (Sam Aviano), a private investor. Please proceed with your question.

(Sam Aviano):	Thank you for taking the question and the call. My question relates you know directly towards the Company’s performance. Although I hear some positive outlook and increased revenues over the last 52 weeks/ 12 months or so, when we look at the performance of the PPS we’re pretty much sitting at 12 month, 24 month and 36 lows with the downtrend being progress. What do you attribute that to? And obviously you’re in what we would call a capital – a capital raising mode or you know I guess a dilution mode with your institutional investor that I guess we’re three months into that and with another five months to go of your drawdown on that facility if you like. Are we expected to see more weakness based on that dilution? That’s the first part of my question.

Second part of my question relates to on you know the I guess the reputation that the Company has on the various trading sides and social media is that there seems to be a lot of what the industry calls pump and dump campaigns that seem to be in play where the stock is heavily promoted and then sold into heavily. Is the Company actively involved in that? If not, does the Company know who is behind those types of campaigns? Thank you.

Bill Caragol:	(Sam), thank you for your questions. To a great degree the two are related so let me – let me try and answer both of them together. Starting with your comment or question as to why our price per share has been pressured over the course of the past 36 plus months.

What I would start with is back to my discussion of financing and the fact that over the course of the past three years to get to where we today, we have used a series – a series – in a monthly series of convertible note structures that would typically total between $200,000 to $300,000 a month with a group of you know between a half dozen to a dozen different players all in small parts, all being layered in again in convertible notes for the purpose of funding our progress and the operating burn to get to where we are today.

The flip side of what that means is that these notes, which typically mature six months after issuance, then end up getting converted into tradable shares and the converters, the lenders who lent the money, will be selling their shares into the market to get payment.

So when asked the question of you know why have you seen pressure and why have we all seen pressure over the course of the past you know 24 to 36 months I believe that that is precisely the reason. When you look forward to where we are today, you are correct that the – that the facility that we have structured moving forward is a convertible note structure. But importantly it is with a single party which is fundamentally different than having upwards of two, four, six, different parties funding and ultimately converting at any given point in time. But yes, from a risk factor standpoint, we have faced significant dilution over the course of the past two years. And we will – we are today still in a position where we’re using convertible notes albeit in a different, a larger, and we believe a more – a more supportable facility, that risk still remains today.

As it relates tangentially to our reputation in trading forums as people may be trading our stock, we have zero involvement in trading our stock. I can understand, and I do understand, why we may be talked about in trading forums because of the nature of our past financing arrangements where debt was being converted into shares and those shares were being traded into the market. But again what we focus on is the long term growth position and opportunity we have with our products and when you see us speak, when you see us come out like today or in press releases or when we get out to conferences, our focus as a management team and a board is building the long term value. We will as quickly as we can and as quickly as the market will allow, transition our financing away from variable priced instruments to fixed priced instruments which will finish the dilution equation. And we commit as a board and as management to get there as fast as we can.

But let me also be very clear, the board and management are the largest holders of stock of PositiveID, I am the largest shareholder and none of us has sold a single share of stock. So we are all in, fully committed to this program. I hope I’ve adequately described the risks that revolve around really any microcap stock and ours in particular, but I will tell you that management and the board works our best to get price per share, to deliver shareholder return for our stockholders and we’ll get there as fast as we can. But we’re going to stay the course and we’re going to focus in a lot on the long term value.

Operator:	Our next question comes from the line of (Kevin Greek), a private investor. Your line is now open. Please proceed with your question.

(Kevin Greek):	Yes, you may of sort of just answered it but my thing was on I noticed in October there was like 79 million shares outstanding now we’re up to 159 million. Is that number going to go up anytime soon or is that where we’re going to hold for the time being?

Bill Caragol:	Let me give you a current look at our – at our cap table but maybe let me qualify that first to say – our share count will not stop increasing until we have a fully financed business plan. So it’s important not just to look at basic shares outstanding but fully diluted shares outstanding which can vary greatly based on the – on the share price of our stock. So as of today we have common shares outstanding of approximately 181 million. And on a diluted basis with preferred stock included, our total shares outstanding are about 244 million.

The amount of shares that we have outstanding on a fully diluted basis with convertible debt can range between in total 300 million to 450 million. So that’s the range of outcomes based on what we know today, what we know about current stock prices and as well as what we have on our balance sheet as far as convertible debt. Things that could impact that is an increase in stock price which will positively impact that, meaning make it a lower number. And a decreased stock price makes it a higher number. So there is variability but I think to give you a picture of what things look like today and moving forward that’s a better picture to look at and understand.

Operator:	There’s no further questions in the queue. I would like to turn the call over to Bill Caragol for any closing remarks.

Bill Caragol:	Well Nicholas, thank you very much. I would like to thank everybody for joining us today. I hope you heard how excited Lyle and Allison and I, the rest of the management team and board are about where we are as I think has been well positioned here. I welcome the questions, we’ve certainly faced our challenges, we’re not through all of our challenges yet. But when you look at what we’ve accomplished in 2014 and what we have in front of us in 2015 I remain highly confident that we’ll knock down the challenges as they come, and our opportunity is great.

So thank you again everyone for joining us and we look forward to updating you in the future. Thanks.

Operator:	Ladies and gentlemen, thank you, for participating in today’s conference. This does conclude the program and you may all disconnect. Speakers, please stand by.

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